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                                                                    EXHIBIT 99.1

VA LINUX SYSTEMS COMPLETES ACQUISITION OF ANDOVER.NET

COMBINED NETWORK CREATES THE LEADING INTERNET DESTINATION IN THE LINUX AND OPEN SOURCE MARKET

SUNNYVALE, CALIF. -- JUNE 7, 2000 -- VA Linux Systems, Inc. (Nasdaq:LNUX), a recognized leader in Linux and Open Source solutions for Internet infrastructure, today announced it has completed the acquisition of Andover.Net of Acton, Mass., the leading Linux destination on the Internet.

On February 3, 2000, VA Linux announced a definitive agreement to acquire Andover.Net. On April 26, 2000, VA Linux and Andover.Net announced amendments to the terms of the agreement, by which VA Linux will acquire all of the outstanding shares of Andover.Net. Under the terms of the amended agreement, each share of Andover.Net Common Stock outstanding as of the closing of the transaction will be exchanged for 0.425 of a share of VA Linux Systems Common Stock. The consolidation of the complementary VA Internet sites (including SourceForge, Linux.com and Themes.org) with the Andover.Net sites (including Slashdot.org and Freshmeat.net), creates the Internet's leading destination for Open Source developers and is expected to put the combined network in the top 100 Web destinations based on the number of page views. Based on data reported in Linux Journal, the combined Open Source developer network is expected to comprise nearly two-thirds of the total traffic of major Open Source sites.
The acquisition is being accounted for as a purchase.

ABOUT VA LINUX SYSTEMS

Founded in 1993, VA Linux Systems is a recognized leader in advancing Linux and Open Source solutions for Internet infrastructure. VA Linux provides a single point of contact for Linux systems, Open Source software expertise, and world-class professional services and support. VA Linux Systems owns and operates SourceForge[tm], the world's largest Open Source development center, as well as Linux.com and Themes.org. Headquartered in Sunnyvale, Calif., VA Linux is located on the Web at http://www.valinux.com/.

ABOUT ANDOVER.NET

Founded in 1992, Andover.Net (NASDAQ:ANDN) is the leading Linux destination on the Internet. Serving 60 million page impressions to over 3 million users each month, Andover.Net (www.Andover.Net) includes the largest news/community site, Slashdot (slashdot.org); the largest site for programmer resources, Freshmeat.net (www.freshmeat.net); the leading online support site for Linux and Open Source QuestionExchange; and the popular developer e-commerce site, ThinkGeek (thinkgeek.com). With these sites and Andover.Net's other Linux sites such As FreeCode (freecode.com) and LinuxDaveCentral (www.linux.davecentral.com), Andover.Net accounts for over 50% of the visits to Linux destinations on the Internet. Andover.Net also includes cross-platform sites that provide Programmer and developer resources for users of many popular operating systems in addition to Linux such as Windows, UNIX and Macintosh.

Forward-looking statements in this press release are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. Investors are cautioned that statements in this press release that are not strictly historical statements, including, without limitation, the success of the combination of web sites and expectations of future page views and web traffic, constitute forward-looking statements which involve risks and uncertainties. These risks and uncertainties, include, but are not limited to:
VA Linux's ability to integrate Andover.Net into its operations; the success of the web sites; the timing of new product introductions; pricing pressures and other competitive factors; and the fact that VA Linux and Andover.Net have incurred and will continue to incur substantial losses. Further

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information regarding these risks is included in a registration statement on
Form S-4 filed by VA Linux with the Securities and Exchange Commission (SEC) in connection with the merger on May 5, 2000. Additional information on the risks and uncertainties affecting VA Linux is contained in VA Linux's filings with the SEC, including its S-1 registration statement and its Quarterly Report on Form 10-Q for the period ended January 28, 2000. The above mentioned documents contain important information and you are urged to review them carefully. Each such document is available free of charge at the SEC Website at www.sec.gov or from the contacts listed below.

Note: VA Linux Systems and SourceForge are trademarks of VA Linux Systems, Inc. Linux is a registered trademark of Linus Torvalds. All other trademarks are property of their respective owners.




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